Form 10-K405, Exhibit 13
period 2000-12-31
SIEBEL SYSTEMS INC
filed 2001-03-26
CIK 1006835

Exhibit 23.1

Report on Financial Statement Schedule and Consent of Independent Auditors

The Board of Directors

Siebel Systems, Inc.

The audits referred to in our report dated January 22, 2001 included the related financial statement schedule as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, as listed in the Index in Item 14(a)2 herein. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements on Forms S-3 (Nos. 333-47062, 333-36967, 333-40259, 333-68041, 333-91777, and 333-94261) and Forms S-8 (Nos. 333-07983, 333-22763, 333-40437, 333-53369, 333-72969, 333-85007, 333-94243, 333-41792, 333-49986, 333-51018, and 333-52998) of Siebel Systems, Inc. of our reports dated January 22, 2001, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and related consolidated financial statement schedule, which reports appear in the December 31, 2000, annual report on Form 10-K of Siebel Systems, Inc.

/s/ KPMG LLP

Mountain View, California
March 26, 2001